EXHIBIT 5.1

Genmab A/S

Carl Jacobsens Vej 30,

DK-2500 Valby (Copenhagen)

Denmark

(the “Company”)

REGARDING REGISTRATION STATEMENT ON FORM S-8 OF GENMAB A/S

Dear Sirs,

We have acted as Danish counsel to Genmab A/S (the “Company”) in connection with the registration (made pursuant to the form S-8 dated February 17, 2026) of i) up to 450,000 ordinary shares of the Company that are authorized for issuance pursuant to the authorizations dated respectively March 13, 2024 and March 12, 2025 and on the terms of the Genmab A/S 2021 Warrant Scheme (the “Warrant Shares”) and ii) up to 550,000 ordinary shares of the Company to be delivered by the Company under the Genmab A/S 2021 Restricted Stock Units Program (the “RSU Shares”, the Warrant Shares and the RSU Shares are collectively referred to as the “Incentive Shares”). We note that the Company will not issue any new shares under the RSU program but instead deliver the RSU Shares with Existing Shares that are held by the Company and are already issued and listed on Nasdaq Copenhagen. As used herein, the term “Existing Shares” shall include all issued and outstanding shares as of February 17, 2026.

In connection with the opinion expressed herein, we have examined such documents, records, and matters of law as we have deemed relevant or necessary for purposes of this opinion.

Based on the foregoing, and subject to the further limitations, qualifications and assumptions set forth herein, we are of the opinion that the Warrant Shares that may be issued following exercise of the warrants have upon: i) valid resolution by the Board of Directors to grant the warrants and increase the share capital of the Company in accordance with the Company's Articles of Association and the Danish Companies Act, ii) valid subscription in writing by the subscribers, iii) payment of the full subscription price to an account in the name of the Company, and iv) registration of the capital increase and the corresponding amendment of the Company's Articles of Association with the Danish Business Authority, been duly authorized and will be validly issued, fully paid and non-assessable.

Non-assessable shall in this context mean, in relation to a share, that the issuer of the share has no right to require the holder of the share to pay to the issuer any amount (in addition to the amount required for the share to be fully paid) solely as a result of his shareholding.

Further, we are of the opinion that according to an online transcript for the Company from the Danish Business Authority dated February 17, 2026 the Existing Shares are validly issued, fully paid and non-assessable (i.e. no further contributions in respect thereof will be required to be made to the Company by the holders thereof, by reason only of their being such holders).

This Opinion is given only with respect to the laws of Denmark as in force today and as such laws are currently applied by Danish courts and we express no opinion with respect to the laws of any other jurisdiction nor have we made any investigations as to any law other than the laws of Denmark.

This Opinion expresses no opinion on the settlement agent’s actions or omissions in relation to settlement of any Incentive Shares and registrations with VP Securities A/S (Euronext Securities).

Further, this opinion is qualified upon that the information contained in the online transcript dated February 17, 2026 from the Danish Business Authority concerning the Company being accurate, complete and updated.

We advise you that we are not assuming any obligation to notify you of any changes in this opinion as a result of any facts or circumstances that may come to our attention in the future or as a result of any changes in laws which may hereafter occur.

EXHIBIT 5.1

This Opinion is governed by and construed in accordance with Danish law and is limited to matters of the laws of Denmark (excluding Greenland and the Faroe Islands) as in effect and applied on the date of this Opinion. We express no opinion with respect to the laws of any other jurisdiction, nor have we made any investigation as to any laws other than the laws of Denmark. The courts of Denmark shall have exclusive jurisdiction to adjudicate upon any dispute arising under or in connection with this Opinion.

This Opinion is strictly limited to the matters stated herein and is not to be read as extending by implication to any other matter.

We hereby consent to the filing of this Opinion as an exhibit to the Registration Statement on Form S-8 filed by the Company with the Securities and Exchange Commission to effect the registration of the Incentive Shares. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

We are qualified to practice law in Denmark.

Best regards,

Kromann Reumert